NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock of American Land Lease, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on March 16, 2009, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of February 18, 2009, the Company had fewer than 600,000 publicly held shares of Common Stock as a result of a tender offer made by GCP Sunshine Acquisition, Inc., a subsidiary of GCP REIT II. The tender offer expired at 5:00 PM on February 17, 2009. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange, on February 18, 2009, determined that the Common Stock should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on February 18, 2009, and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on February 18, 2009 of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specific time period.